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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

H&E Equipment Services L.L.C.
Baton Rouge, Louisiana

        We hereby consent to the incorporation by reference into this Registration Statement on Form S-1 of our report dated September 28, 2005, except for Note 22 for which the date is as of October 13, 2005, relating to the consolidated financial statements and schedule of H&E Equipment Services L.L.C., which is contained in the Prospectus constituting a part of the Registration Statement (File No. 333-128996), as amended, of H&E Equipment Services, Inc.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP

Dallas, Texas
January 30, 2006

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Consent of Independent Registered Public Accounting Firm